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                        BAY APARTMENT COMMUNITIES, INC.
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               (Name of Registrant as Specified In Its Charter)

                        BAY APARTMENT COMMUNITIES, INC.
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             [LETTERHEAD OF BAY APARTMENT COMMUNITIES APPEARS HERE]


June 2, 1998


Re:  Bay Apartment Communities, Inc.
     -------------------------------


Dear Fellow Stockholder:

     Bay Apartment Communities, Inc. will hold its 1998 Annual Meeting of Stockholders on Thursday, June 4, 1998 at which time our stockholders will vote to, among other things, approve the merger between Bay and Avalon Properties, Inc. We are extremely excited about the future prospects of Bay following the merger. We believe the merger will result in improved long-term earnings growth, greater financial strength and flexibility, geographic diversification, a strengthened management team, greater total market capitalization and liquidity, and substantially increased dividends to our stockholders.

     As you know, Institutional Shareholder Services recommended that Bay's stockholders vote against the merger at the annual meeting. The ISS report states that the merger is an attractive proposal that has economic merit, both in terms of pricing and strategic fit. The ISS report also points out that there will be an immediate 21% increase in Bay's annual distributions to stockholders. However, ISS recommended against the merger because of its concerns regarding certain corporate governance provisions that will be in Bay's charter after the merger. These charter provisions relate to three issues: the directors' ability to expand the size of the board of directors, the stockholders' inability to remove directors without cause, and the number of authorized shares of common stock.

     Following the merger Bay will add six new directors (all of whom are currently Avalon directors), which will result in a twelve member board. After the merger, Bay's charter will permit the directors to expand the size of the board as necessary. We feel that the ability of the directors to expand the board will allow Bay to take advantage of opportunities to add new expertise through additional directors. For example, when Bay acquires asset portfolios or enters new markets it can be very beneficial to have the expertise of individuals who are more familiar with the particular properties or markets. Although Bay could seek shareholder approval every time a new director is added, we believe that holding a special meeting each time would be disproportionately expensive for our stockholders relative to the benefit stockholders would obtain. Because all of Bay's directors are subject to re-election each year, stockholders will always have the ability to replace any newly appointed director in a relatively short time period.
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     Although we have no intention of doing so, ISS has pointed out that the ability to expand the board and fill vacancies could enable the existing directors to "pack the board" in the event of a hostile takeover attempt. Since Bay does not have a staggered board of directors, we believe it is highly unlikely that packing the board would be an effective defensive mechanism for Bay.

     The second concern raised by ISS is the charter provision that only allows directors to be removed "for cause" by a 75% vote of the stockholders. As discussed above, because Bay chose not to adopt a staggered board all directors are subject to re-election annually. Therefore, stockholders may, in effect, remove directors with or without cause at least once per year by simply not re-
electing them.   However, even though all directors are subject to removal
annually we view continuity on the board between annual stockholder meetings as an important element in pursing Bay's long-term strategic goals.

     We believe that Bay's immediate and future growth and profitability are dependant upon its long-term strategic goals. One important factor in the successful implementation of long-term goals is to ensure continuity in the individuals responsible for adopting and monitoring the achievement of those goals. Many companies try to obtain this continuity by adopting a staggered board and a "for cause" removal provision, which are designed to ensure that each director serves for at least three years. We feel that in light of our decision not to adopt a staggered board, a "for cause" provision designed to provide continuity between annual stockholder meetings is an appropriate compromise between the stockholders' desire for long-term profitability and their need to hold directors accountable through frequent elections.

     The final concern raised by ISS relates to the number of shares of common stock that will be authorized in the charter after the merger. Currently, Bay's charter provides for 40 million authorized shares of common stock. After completing the merger, Bay's charter will provide for 300 million authorized shares of common stock. Approximately 70 million out of the total 300 million shares of common stock will be outstanding or reserved for issuance immediately after the merger.

     We believe that our proposed increase in the number of authorized shares of common stock is advisable for several reasons. First, unlike other companies, REITs are required to distribute 95% of their taxable income to their stockholders annually. As a result, REITs must frequently raise additional capital to fund their growth through acquisitions and development or redevelopment of properties.

     Bay, like many other REITs, also is finding more and more opportunities to acquire properties by issuing securities to property sellers. In fact, because of the tax advantages that can be realized by the sellers, this structure is often a prerequisite to the sale. These transactions involve the issuance of limited partnership interests in exchange for the properties. The partnership interests are then convertible into shares of common stock to provide future liquidity for the property sellers. This structure enables Bay to make accretive property acquisitions without incurring the costs associated with raising capital to acquire properties for cash.
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     In addition, during the period since Bay's initial public offering at $20 per share in 1994, we have experienced rapid growth and have seen our common stock trade at more than $40 per share. In order to continue to encourage retail ownership of Bay's stock, we may determine in the future that it is appropriate to declare a stock split. Although a stock split would be made to all shareholders pro rata without any dilutive impact, it would require the issuance of a very large portion of the authorized and unissued shares of common stock.

     In considering the appropriate number of shares of common stock to authorize, we considered many factors, including the issues outlined above. We also surveyed the charters of other REITs and we consulted informally with ISS regarding its general policies relating to proposed increases in the number of authorized shares. Though our consultations with ISS were on a confidential basis, and ISS had not yet reviewed the proposed charter, we sought and followed its informal guidance in an attempt to provide for an appropriate increase in the authorized common stock of Bay.

     After reviewing the proposed charter and upon further consideration, ISS now appears concerned that additional shares could be issued in circumstances when it would be dilutive for existing stockholders. Based on its guidelines, ISS recommends substantially reducing the number of authorized shares of common stock. However, we feel that for the reasons mentioned above traditional guidelines used to determine appropriate share increases for companies other than REITs should not be applied to Bay. You should also note that Bay has a history of issuing common stock at prices that are not dilutive to existing holders. As substantial holders of common stock, Bay's directors and management are very aware of the need to avoid dilutive stock issuances.

     The practical limitations on issuing common stock are also supplemented by New York Stock Exchange stockholder voting rules. NYSE rules limit the ability of listed companies, such as Bay, to issue large amounts of common stock (any amount representing 20% or more of the voting power or outstanding number of shares of common stock immediately prior to the issuance) in certain transactions without prior stockholder approval. Bay intends to continue to list its shares of common stock on the NYSE and therefore will remain subject to those stockholder approval requirements.

     I hope this letter helps you to better understand our position with respect to the issues raised by ISS. Bay's board of directors and management enthusiastically support the merger with Avalon and recommend a vote for the merger. If I can be of any further assistance please do not hesitate to call me.

                              Sincerely,

                              /s/ Gilbert M. Meyer

                              Gilbert M. Meyer
                              CEO & President